Exhibit 15.1

NEWS RELEASE

CONTACT:	Gary S. Maier
Maier & Company, Inc.
(310) 471-1288

HIGHWAY HOLDINGS ANNOUNCES ANNUAL MEETING VOTING RESULTS AND AMENDMENT TO ARTICLES OF ASSOCIATION

HONG KONG – September 30, 2015 -- Highway Holdings Limited (Nasdaq:HIHO) today announced results of its 2015 annual general meeting of shareholders held in Los Angeles, California, USA on August 10, 2015.

At the 2015 annual general meeting, the three incumbent Class II directors, Shlomo Tamir, Kevin Yang Kuang Yu and George Leung Wing Chan, were reelected as Class II directors to serve until the 2018 Annual Meeting of Shareholders and until their successors are duly elected and qualified, and the appointment of Deloitte Touche Tohmatsu Hong Kong as the company's independent auditor for the fiscal year ending March 31, 2016 was ratified.

Highway Holdings also announced that in August 2015 the company amended its Articles of Association to (i) clarify the procedures by which a shareholder can nominate one or more persons for election to the Board of Directors, (ii) require that all shareholder action must be taken at a properly called shareholder meeting, and (iii) enable shareholders holding 25% of the outstanding shares to request a meeting of the shareholders. The amendment to the Articles of Association has been filed with the U.S. Securities and Exchange Commission and is accessible on the SEC’s website.

About Highway Holdings

Highway Holdings produces a wide variety of high-quality products for blue chip original equipment manufacturers -- from simple parts and components to sub-assemblies and finished products. Highway Holdings’ administrative offices are located in Hong Kong, with manufacturing facilities located in Shenzhen in the People’s Republic of China and assembly services in Myanmar.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements which involve risks and uncertainties, including but not limited to the ownership and operation of the Myanmar facility, additional growth potential at this facility, economic, competitive, governmental, political and technological factors affecting the company's revenues, operations, markets, products and prices, and other factors discussed in the company’s various filings with the Securities and Exchange Commission, including without limitation, the company’s annual reports on Form 20-F.

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